Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Fourth Quarter 2011 Results

Fourth Quarter Financial Highlights

•	Total net service revenues were $68.6 million

•	Home & Community segment net service revenues were $56.2 million

•	Home Health segment net service revenues were $12.5 million

•	Net income of $2.5 million, or $0.23 per diluted share

Palatine, IL, March 1, 2012 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services focused primarily on the dual eligible population, announced today its financial results for the three months and year ended December 31, 2011.

Fourth Quarter Review

Total net service revenues for the fourth quarter of 2011 were $68.6 million, a 2.1% decrease compared to $70.1 million in the prior year quarter.

Net income for the fourth quarter was $2.5 million, or $0.23 per diluted share, compared to $1.5 million or $0.14 per diluted share, in the prior year quarter.

Net income for the fourth quarter was $3.8 million, or $0.35 per diluted share, before considering the change to the annual effective tax rate resulting from the goodwill and intangible asset impairment charge (described below). Net income for the fourth quarter of 2011 included a $2.3 million payment, or $0.14 per diluted share, received from the State of Illinois as an interest payment for delays in payments of invoices (prompt payment interest) for the State’s fiscal year ending June 30, 2011 and a gain of $0.5 million, or $0.03 per diluted share, from the revaluation of contingent consideration related to the acquisition of CarePro. On a pro forma basis, reflecting the exclusion of the asset impairment charge, the prompt payment interest and the revaluation of contingent consideration described above, earnings for the fourth quarter were $0.19 per diluted share.

Addus HomeCare Reports Fourth Quarter 2011 Results

Home & Community segment net service revenues for the fourth quarter of 2011 were $56.2 million, a 0.8% decrease from the prior year quarter. Excluding locations closed and select program eliminations totaling $0.7 million in revenue, same store sales increased 0.5%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 40.1% to $8.1 million, or 14.4% of revenue, in the fourth quarter, compared to $5.8 million, or 10.2% of revenue, in the prior year quarter. This improvement was primarily due to a decrease in workers’ compensation costs and lower bad debt expense as a result of improved accounts receivable collections as well as a continued focus on cost control.

Home Health segment net service revenues for the fourth quarter of 2011 were $12.5 million, a 7.8% decrease over the prior year quarter, which included a reduction in Medicare revenues estimated at $0.4 million as a result of the rate cut enacted in 2011. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $0.1 million, or 0.5% of revenues, compared to $1.6 million, or 11.5% of revenues, in the prior year quarter. The lower performance in this business unit was primarily a result of increased contractual allowances, bad debt and consulting expenses offset by a slight improvement in workers compensation expense.

Full Year 2011 Review

Total net service revenues for the year ended December 31, 2011 were $273.1 million, a 0.5% increase over the prior year period. The acquisition of CarePro contributed approximately $13.4 million in net service revenues in 2011.

Net loss for the year ended December 31, 2011 was $(2.0) million, or $(0.18) loss per diluted share, compared to net income of $6.0 million or $0.57 per diluted share for 2010. Net income for 2011 was $7.7 million, or $0.72 per diluted share, before considering the impact of the goodwill and intangible asset impairment charge. Net income for 2011 included the $2.3 million, or $0.14 per diluted share, prompt payment interest received from the State of Illinois and a gain of $0.5 million, or $0.03 per diluted share, from the revaluation of contingent consideration related to the acquisition of CarePro. On a pro forma basis, reflecting the exclusion of the above items, earnings for 2011 were $0.56 per diluted share.

Home & Community segment net service revenues for the year ended December 31, 2011 were $221.5 million, a 0.3% increase over the prior year. Home & Community segment revenues included approximately $9.6 million from CarePro operations. Excluding locations closed, program eliminations in select states, and the impact of the CarePro acquisition, same store sales increased by $0.3 million, or approximately 0.2%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 15.7% to $26.2 million, or 11.9% of revenue for 2011, compared to $22.7 million, or 10.3% of revenue in 2010.

Addus HomeCare Reports Fourth Quarter 2011 Results

Home Health segment net service revenues for the year ended December 31, 2011 were $51.6 million, a 1.3% increase compared to the prior year. Home Health segment revenues included approximately $3.8 million from CarePro operations. After adjusting for the Medicare rate reduction in 2011 of approximately $1.5 million, same store sales increased by $0.2 million, or 0.5%. Home Health operating income, before considering the effect of the impairment charge, and including depreciation and amortization but excluding corporate expenses, was $1.8 million, or 3.4% of revenues, for 2011, compared to $5.3 million, or 10.4% of revenues in 2010.

Cash flow from operations was $15.9 million for the year ended December 31, 2011, compared to $10.7 million in 2010 due largely to the improved payments received from the State of Illinois, combined with an overall improvement in collections from all other payors.

Goodwill and Intangible Asset Impairment Charge

The Company performed its annual assessment of the fair value of its two reporting units and determined the fair value of the Home & Community reporting unit was greater than its book value indicating no initial impairment. However, the assessment of its Home Health reporting unit confirmed a preliminary assessment conducted in the 3rd quarter indicating that the estimated fair value was less than the net book value of the business.

This conclusion was based on the current Federal and state reimbursement environments and continued pressure on reimbursement in the Home Health reporting unit, combined with ongoing declines in the market capitalization of the Company and updates to the Company’s business projections and forecasts. Accordingly, the Company recorded a non-cash goodwill and intangible asset impairment charge of $16.0 million for the three months ended September 30, 2011.

This determination represented an estimate and was based on a preliminary evaluation as of June 30, 2011. The Company completed its annual impairment test during the fourth quarter of 2011 and determined that no additional impairment charge or adjustment was required for the year ended December 31, 2011.

As part of the completion of the annual impairment test, the Company has determined that its tax benefit for the third quarter of 2011 should be adjusted to reflect a tax benefit of $(6.7) million for the third quarter. With the adjustment of the tax benefit, the third quarter of 2011 earnings per share is $(0.62) loss per share. The income tax benefit of $(2.5) million for the full year of 2011 is not affected by the adjustment to the third quarter.

State Efforts to Manage Dual Eligible Populations

In an effort to deal with steadily rising Medicaid costs, states are increasingly shifting their dual eligible populations (individuals covered by both Medicare and Medicaid programs) into long term care programs administered by managed care insurance organizations.

Addus HomeCare Reports Fourth Quarter 2011 Results

Given its experience and focus on serving this population through its care coordination programs, the Company is in discussions with national and regional managed care organizations to assist them with their efforts to effectively manage this population. There can be no assurance that these discussions will result in any contractual arrangements.

Anticipated Cost of Increased Regulations

The Company is expecting to incur approximately $1 million of additional expense in 2012 as a result of increases in the state and federal unemployment tax rates. These costs will be incurred predominately in the first half of the year and affect both operating divisions. Additionally, the Company is incurring increased contractual allowance expense related to the federal government’s requirements related to face-to-face and billing documentation in home health. The Company incurred approximately a $0.6 million charge in Q4 and anticipates these amounts to be approximately 1.5% of Medicare revenues on an ongoing basis. These expenses are recorded as a reduction to revenues and are in addition to rate reductions anticipated in 2012.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2011 fourth quarter and year-end financial results after the market close on Thursday, March 1, 2012. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on March 1, 2012. The toll-free dial-in number is (866) 272-9941 (international dial-in number is 617-213-8895), with the passcode: 64313935. A telephonic replay of the conference call will be available through midnight on March 8, 2012, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 85433164.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Addus HomeCare Reports Fourth Quarter 2011 Results

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2010, and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011 and November 4, 2011, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

# # #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Net service revenues	$68,622	$70,120	$273,100	$271,732
Cost of service revenues	47,002	48,929	191,305	191,853

Gross profit	21,620	21,191	81,795	79,879

General and administrative expenses	17,359	16,869	66,926	63,841
Goodwill and intangible asset impairment charge	—	—	15,989	—
Revaluation of contingent consideration	(469)	—	(469)	—
Depreciation and amortization	771	1,091	3,554	4,046

Total operating expenses	17,661	17,960	86,000	67,887

Operating income (loss)	3,959	3,231	(4,205)	11,992

Interest income	(2,263)	(155)	(2,263)	(155)
Interest expense	595	836	2,524	3,159

Total interest (income) expense	(1,668)	681	261	3,004

Income (loss) from operations before taxes	5,627	2,550	(4,466)	8,988
Income tax expense (benefit)	3,131	1,013	(2,485)	2,960

Net income (loss)	$2,496	$1,537	$(1,981)	$6,028

Income (loss) per common share:
Basic	$0.23	$0.14	$(0.18)	$0.57

Diluted	$0.23	$0.14	$(0.18)	$0.57

Weighted average number of common shares outstanding:
Basic	10,754	10,745	10,752	10,604

Diluted	10,756	10,745	10,752	10,606

Cash Flow Information:	For the Year Ended December 31,
	2011	2010
Net cash provided by operating activities	$15,947	$10,703
Net cash used in investing activities	(1,051)	(6,200)
Net cash used in financing activities	(13,692)	(4,205)

Net change in cash	1,204	298
Cash at the beginning of the period	816	518

Cash at the end of the period	$2,020	$816

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets

Current assets
Cash	$2,020	$816
Accounts receivable, net	72,368	70,954
Prepaid expenses and other current assets	8,137	7,704
Deferred tax assets	6,336	6,324

Total current assets	88,861	85,798

Property and equipment, net	2,490	2,923

Other assets
Goodwill	50,695	63,930
Intangible assets, net	8,044	13,570
Deferred tax assets	4,089	—
Other assets	513	703

Total other assets	63,341	78,203

Total assets	$154,692	$166,924

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$5,266	$3,304
Accrued expenses	29,313	26,529
Current maturities of long-term debt	6,569	5,158
Deferred revenue	2,145	2,141

Total current liabilities	43,293	37,132

Long-term debt, less current maturities	24,958	40,027
Deferred tax liabilities	—	562
Other long-term liabilities	—	1,112

Total stockholders’ equity	86,441	88,091

Total liabilities and stockholders’ equity	$154,692	$166,924

Segment Information (Unaudited)

	For the Three Months Ended December 31, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$56,157	$12,465	$—	$68,622
Cost of service revenues	40,142	6,860	—	47,002

Gross profit	16,015	5,605	—	21,620
Gross profit percentage	28.5%	45.0%		31.5%

General and administrative expenses	7,317	5,542	4,500	17,359
Revaluation of contingent consideration	—	—	(469)	(469)
Depreciation and amortization	592	4	175	771

Total operating expenses	7,909	5,546	4,206	17,661

Operating income	$8,106	$59	$(4,206)	$3,959

Operating income percentage	14.4%	0.5%	-6.1%	5.8%

	For the Three Months Ended December 31, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$56,596	$13,524	$—	$70,120
Cost of service revenues	42,100	6,829	—	48,929

Gross profit	14,496	6,695	—	21,191
Gross profit percentage	25.6%	49.5%		30.2%

General and administrative expenses	7,971	4,982	3,916	16,869
Depreciation and amortization	739	159	193	1,091

Total operating expenses	8,710	5,141	4,109	17,960

Operating income	$5,786	$1,554	$(4,109)	$3,231

Operating income percentage	10.2%	11.5%	-5.9%	4.6%

	For the Year Ended December 31, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$221,466	$51,634	$—	$273,100
Cost of service revenues	163,363	27,942	—	191,305

Gross profit	58,103	23,692	—	81,795
Gross profit percentage	26.2%	45.9%		30.0%

General and administrative expenses	29,434	21,526	15,966	66,926
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Revaluation of contingent consideration	—	—	(469)	(469)
Depreciation and amortization	2,420	389	745	3,554

Total operating expenses	31,854	37,904	16,242	86,000

Operating income(loss)	$26,249	$(14,212)	$(16,242)	$(4,205)

Operating income, excluding impairment charge	$26,249	$1,777	$(16,242)	$11,784

Operating income percentage, excluding impairment charge	11.9%	3.4%	-5.9%	4.3%

	For the Year Ended December 31, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$220,752	$50,980	$—	$271,732
Cost of service revenues	164,636	27,217	—	191,853

Gross profit	56,116	23,763	—	79,879
Gross profit percentage	25.4%	46.6%		29.4%

General and administrative expenses	30,745	17,817	15,279	63,841
Depreciation and amortization	2,686	638	722	4,046

Total operating expenses	33,431	18,455	16,001	67,887

Operating income	$22,685	$5,308	$(16,001)	$11,992

Operating income percentage	10.3%	10.4%	-5.9%	4.4%

Key Statistical and Financial Data (Unaudited) (3)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
General:

Adjusted EBITDA (in thousands) (1)	$4,351	$4,380	$15,200	$16,293
States served at period end			19	19
Locations at period end			118	129
Employees at period end			13,602	13,284

Home & Community

Average census	22,862	22,978	22,786	22,598
Billable hours (in thousands)	3,329	3,337	13,066	13,132
Billable hours per business day	53,688	53,823	51,441	51,905
Revenues per billable hour	$16.87	$16.94	$16.95	$16.81

Home Health

Average census:
Medicare	1,662	1,481	1,555	1,485
Non-Medicare	1,843	1,566	1,677	1,491
Medicare admissions (2)	2,161	2,175	8,934	8,517
Medicare revenues per episode completed	$2,322	$2,727	$2,399	$2,634

Percentage of Revenues by Payor:

State, local or other governmental	80%	79%	80%	80%
Medicare	11%	13%	12%	12%
Other	9%	8%	8%	8%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.
(3)	Key statistical and financial data for the three months and year ended December 31, 2011 includes the acquisition of Advantage Health Systems, Inc.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Reconciliation of Adjusted EBITDA to Net Income (loss):

Net income (loss)	$2,496	$1,537	$(1,981)	$6,028
Goodwill and intangible asset impairment charge	—	—	15,989	—
Revaluation of contingent consideration	(469)	—	(469)	—
Net interest (income) expense	(1,668)	681	261	3,004
Income tax expense (benefit)	3,131	1,013	(2,485)	2,960
Depreciation and amortization	771	1,091	3,554	4,046
Stock-based compensation expense	90	58	331	255

Adjusted EBITDA	$4,351	$4,380	$15,200	$16,293

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.